Exhibit 3.2

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TIME WARNER TELECOM INC. ", CHANGING ITS NAME FROM "TIME WARNER TELECOM INC." TO "TW TELECOM INC. ", FILED IN THIS OFFICE ON THE TWELFTH DAY OF MARCH, A.D. 2008, AT 10:45 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3038250 8100 080309977	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6449988 DATE: 03-14-08
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:45 AM 03/12/2008 FILED 10:45 AM 03/12/2008 SRV 080309977 – 3038250 FILE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF TIME WARNER TELECOM INC.

Time Warner Telecom Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

I. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article "FIRST" thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation (hereinafter called the “corporation”) is tw telecom inc.

2. The amendment of the Certificate of Incorporation herein certified was duly adopted by the Board of Directors and a majority vote of the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment shall be effective immediately on the date of filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of March, 2008.

Time Warner Telecom Inc.

By:	/s/ Tina Davis
Tina Davis
Senior Vice President and Deputy General Counsel